CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.             Exhibit 10.1

Execution Version
THROUGHPUT AND DEFICIENCY AGREEMENT

by and between

LION OIL TRADING & TRANSPORTATION, LLC
(as Shipper)

and

DKL PERMIAN GATHERING, LLC
(as Operator)

Dated: March 31, 2020

THROUGHPUT AND DEFICIENCY AGREEMENT
This THROUGHPUT AND DEFICIENCY AGREEMENT (this “Contract”), effective as of March 31, 2020 (the “Effective Date”), by and between LION OIL TRADING & TRANSPORTATION, LLC, a Texas limited liability company (“Shipper”), and DKL PERMIAN GATHERING, LLC, a Texas limited liability company (“Operator”). Each of Shipper and Operator is referred to herein, individually, as a “Party”, and, collectively, as the “Parties”.
RECITALS
WHEREAS, Shipper owns or controls certain interests in and to Crude Oil (as defined below) that Shipper desires to deliver to Operator at Operator’s Crude Oil gathering and transportation system connecting the Receipt Points with a Crude Oil terminal located in or near Big Spring, Texas (such terminal together with appurtenant facilities and related assets, the “Big Spring Terminal”) and to receive gathering, transportation and other related services with respect to any and all Crude Oil delivered by Shipper to the Receipt Points;
WHEREAS, Operator owns, operates and maintains (or intends to construct, operate and maintain) a Crude Oil gathering and transportation system extending from the Receipt Points in or near the Permian Basin production areas of Howard, Borden and Martin Counties, Texas to Delivery Points (as defined below) at interconnects with the Big Spring Terminal (such system, as further defined below, the “Gathering System”) and desires to provide gathering, transportation and other related services thereon with respect to any and all Crude Oil delivered by Shipper to the Receipt Points;
WHEREAS, Operator owns, operates and maintains (or intends to construct, operate and maintain) a Crude Oil pipeline extending from the Delivery Point to a point of interconnection with and the inlet flange of the downstream pipeline facilities located in Howard County, Texas as identified on Exhibit A (the “Re-Delivery Point”) and desires to transport a portion of Shipper’s Crude Oil to the Re-Delivery Point (as defined below); and
WHEREAS, the Parties desire to memorialize their agreement to the foregoing on the terms and subject to the conditions set forth in this Contract.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shipper and Operator hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1    Definitions. Any capitalized term used in this Contract (including in the Preamble or the Recitals) has the meaning ascribed to such term in this Section 1.1, or, if not defined in this Section 1.1, then any other provision of this Contract. Accordingly, if and when used anywhere in this Contract (including in the Preamble or the Recitals), each of the following capitalized terms has the meaning ascribed to it in this Section 1.1:
“Adequate Assurance of Payment” means a letter of credit or parent guaranty from a Creditworthy Person.

“Affiliate” means any Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Person; provided that, solely as used in this definition, the term “control” (and its derivative terms) means possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. For all purposes under this Contract: (i) Delek US Holdings, Inc. and its direct and indirect subsidiaries (including Shipper but excluding Delek Logistics GP, LLC and Delek Logistics Partners, LP and its direct and indirect subsidiaries) shall not be deemed an Affiliate of Operator; and (ii) Delek Logistics GP, LLC and Delek Logistics Partners, LP and its direct and indirect subsidiaries (including Operator) shall not be deemed an Affiliate of Shipper.
“Barrel” or “bbl” means 42 Gallons.
“BPD” means Barrels per Day.
“BS&W” means basic sediment, water and other impurities.
“Business Day” means any Day (other than Saturdays or Sundays) on which commercial banks are open for business in Dallas, Texas.
“Central Time” means central standard time, as adjusted for central daylight time.
“Commencement Date” has the meaning set forth in Section 2.2.
“Confidential Information” has the meaning set forth in Section 19.1(a).
“Contract” has the meaning set forth in the Preamble.
“Contract Year” means a period of 12 Months commencing at 12:00 a.m., Central Time, on the Commencement Date (or on any anniversary thereof) and ending immediately prior to 12:00 a.m., Central Time, on the next anniversary of the Commencement Date.
“Creditworthy” means, in the case of a Person, that the Person has an Investment Grade Rating or has satisfactory creditworthiness in the reasonable judgment of Operator or, in the case of an assignment, in the reasonable judgment of the non-assigning Party.
“Crude Oil” means the naturally-occurring flammable mixture of hydrocarbons found in geologic formations, such as rock strata.
“Day” or “Daily” means a period of 24 hours, commencing at 12:00 a.m., Central Time, on a calendar day and ending immediately prior to 12:00 a.m., Central Time, on the next calendar day.
“Delivery Point” means each point of interconnection between the Gathering System and the Big Spring Terminal.
“Effective Date” has the meaning set forth in the Preamble.
“Extended Initial Term” has the meaning set forth in Section 13.1.
“Extension” has the meaning set forth in Section 13.1.

“FERC” means the Federal Energy Regulatory Commission of the U.S. Department of Energy.
“Force Majeure” means any cause or causes not reasonably within the control of and not the result of the negligence or other fault of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including, to the extent meeting the foregoing requirements, any acts of God, acts or omissions of Governmental Authorities that were not either voluntarily induced or promoted by such Party or brought about by the breach of such Party’s obligations under this Agreement, compliance with applicable rules, regulations or orders of any Governmental Authority, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terrorism, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, extreme cold, storms, hurricanes, floods, or other adverse weather conditions, washouts, arrests and restraint of rulers and people, civil disturbances, explosions, breakage or accident to machinery, equipment or pipelines, freezing of wells, pipelines or equipment, the inability of a downstream transporter to provide services due to an event of Force Majeure, requisitions, directives, diversions, embargoes, priorities or expropriations of Governmental Authorities, legal or de facto, whether purporting to act under some constitution, decree, law or otherwise, and any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of and not the result of the negligence or other fault of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome. Economic hardships suffered by a Party or failure to obtain or maintain financing or funding by a Party shall not be deemed an event of Force Majeure.
“FTSA” has the meaning set forth in Section 18.1.
“Gallon” means 231 cubic inches of Crude Oil at 60 degrees Fahrenheit.
“Gathering System” means Operator’s Crude Oil gathering and transportation system on which Crude Oil is to be gathered and transported hereunder, as further defined in the Recitals.
“Gathering System Actual Quarterly Payment” has the meaning set forth in Section 7.1(a).
“Gathering System Deficiency Credit” has the meaning set forth In Section 7.1(b).
“Gathering System Deficiency Notice” has the meaning set forth in Section 7.1(a).
“Gathering System Deficiency Payment” means, with respect to any Quarter, an amount equal to the result of the following equation: (A) the Gathering System Minimum Quarterly Payment applicable to such Quarter, minus (B) the Gathering System Actual Quarterly Payment with respect to such Quarter, and if the result is greater than zero (0) then a Gathering System Deficiency Payment in the amount of such difference shall be due as provided for herein.
“Gathering System Dispute Notice” has the meaning set forth in Section 7.1(a).
“Gathering System Excess Volume Credit” has the meaning set forth in Section 7.1(d).
“Gathering System MDV” means 120,000 BPD.

“Gathering System Minimum Quarterly Payment” has the meaning set forth in Section 7.1(a).
“Gathering System Rate” means the particular rate for gathering services listed under the column “Gathering System Rate” on Exhibit A-1, as escalated herein.
“Governmental Authority” means any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and including any relevant subdivision of any of the foregoing.
“Initial Term” has the meaning set forth in Section 13.1.
“Interest Rate” means an annual rate of interest equal to the lesser of (i) two (2) percentage points above the U.S. prime lending rate published in The Wall Street Journal under “Money Rates” on the payment due date, or (ii) the maximum rate of interest permitted under applicable law.
“Investment Grade Rating” means (i) a rating of BBB- or higher from the Standard & Poor’s Rating Group or (ii) a rating of Baa3 or higher from Moody’s Investor Services, Inc.
“LACT” means lease automated custody transfer equipment and facilities.
“Law” means any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, or decree, or any amendment or modification of any of the foregoing, in each case: (i) whether legislative, municipal, administrative, or judicial in nature; and (ii) that is enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority.
“Line Fill” means the static volume of Crude Oil needed to occupy the physical space within the Gathering System and Re-Delivery System that Operator reasonably believes is necessary or prudent for the efficient operation thereof.
“Losses” means any and all liabilities, claims, damages, penalties, forfeitures, administrative and judicial proceedings, costs and expenses (including costs of defense and settlement and reasonable expert witnesses’ and attorneys’ fees).
“Minimum Daily Volume” or “MDV” means the Gathering System MDV or the Re-Delivery System MDV, as applicable.
“Month” means a period beginning at 12:00 a.m., Central Time, on the first Day of the relevant calendar Month and ending immediately prior to 12:00 a.m., Central Time, on the first Day of the next calendar Month.
“Nomination” means, with respect to each Day during any Month, a notice from Shipper to Operator requesting that Operator receive, transport and deliver for Shipper, from the Receipt Point(s) to the Delivery Point specified in such notice and from the Delivery Point to the Re-Delivery Point, an estimated volume of Crude Oil on such Day.

“Off-Spec Crude Oil” has the meaning set forth in Section 4.2(c).
“Operator” has the meaning set forth in the Preamble.
“Operator Group” means Operator and each of Operator’s Affiliates and each of its and their respective officers, managers, employees, contractors (of any tier), representatives and agents.
“Parties” or “Party” has the meaning set forth in the Preamble.
“Person” means any individual, firm, corporation, trust, partnership, limited liability company, association, joint venture, other business enterprise or Governmental Authority.
“Proceeding” has the meaning set forth in Section 20.7.
“Proposed Receipt Point” has the meaning set forth in Section 2.3.
“Prorationed Capacity” has the meaning set forth in Section 12.2.
“Quality Specifications” has the meaning set forth in Section 4.2(a).
“Quarter” means each three-month period commencing on, as applicable, January 1, April 1, July 1 or October 1, in each case, of the relevant calendar year.
“Receipt Point” means each point of interconnection between the Gathering System and producer facilities as set forth on Exhibit A.
“Recipient” has the meaning set forth in Section 19.1(b)(i).
“Re-Delivery Point” has the meaning set forth in the Recitals.
“Re-Delivery System” has the meaning set forth in Section 2.1(b).
“Re-Delivery System Actual Quarterly Payment” has the meaning set forth in Section 7.2(a).
“Re-Delivery System Deficiency Credit” has the meaning set forth in Section 7.2(b).
“Re-Delivery System Deficiency Notice” has the meaning set forth in Section 7.2(a).
“Re-Delivery System Deficiency Payment” means, with respect to any Quarter, an amount equal to the result of the following equation: (A) the Re-Delivery System Minimum Quarterly Payment applicable to such Quarter, minus (B) the Re-Delivery System Actual Quarterly Payment with respect to such Quarter, and if the result is greater than zero (0) then a Re-Delivery System Deficiency Payment in the amount of such difference shall be due as provided for herein.
“Re-Delivery System Dispute Notice” has the meaning set forth in Section 7.2(a).
“Re-Delivery System Excess Volume Credit” has the meaning set forth in Section 7.2(d).
“Re-Delivery System MDV” means 50,000 BPD; provided that if Shipper’s contractual commitment to deliver a minimum volume of Crude Oil at the Re-Delivery Point is suspended,

released or terminated, at any time after December 31, 2025, then the Re-Delivery System MDV shall be proportionately adjusted in accordance therewith.
“Re-Delivery System Minimum Quarterly Payment” has the meaning set forth in Section 7.2(a).
“Re-Delivery System Rate” means the particular rate listed under the column “Re-Delivery System Rate” on Exhibit A-1, as escalated herein.
“Regulated System” has the meaning set forth in Section 18.1.
“RS Operator” has the meaning set forth in Section 18.1.
“RS Tariff” has the meaning set forth in Section 18.1(b).
“Scheduled In-Service Date” has the meaning set forth in Section 2.3(e).
“Shipper” has the meaning set forth in the Preamble.
“Shipper Group” means Shipper and each of Shipper’s Affiliates and each of its and their respective officers, managers, employees, contractors (of any tier), representatives and agents.
“Taxes” means any or all current or future taxes, fees, levies, charges, assessments and/or other impositions levied, charged, imposed, assessed or collected by any Governmental Authority having jurisdiction, including penalty or interest imposed thereon.
“Term” has the meaning set forth in Section 13.1.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“TRRC” means the Railroad Commission of Texas.
Section 1.2    Interpretation. As used in this Contract, except to the extent that the context clearly requires otherwise:
(a)    any reference to the “Preamble” or any “Recital”, “Article”, “Section” or “Exhibit” is to the preamble or the relevant recital, article, section or exhibit of this Contract;
(b)    any term defined herein in the singular form shall have the same relative meaning when used in the plural form;
(c)    any reference to a Person shall include such Person’s successors and permitted assigns;
(d)    any use of the word “or” shall not be interpreted as disjunctive, and shall be construed to mean “and/or”;
(e)    any headings or titles used herein are for general classification only and shall be ignored in the construction of the provisions associated therewith;

(f)    any reference to a contract, deed, instrument, license, code or other document (including this Contract), or to a provision contained in any of the foregoing, shall include any amendments or modifications thereto;
(g)    the words “include” and “including” shall be construed to mean “include without limitation” and “including without limitation”, respectively;
(h)    the performance of any payment or other obligation falling due on a Day that is not a Business Day shall be deemed to be due and payable on the next Business Day;
(i)    units of measurement defined in The International System of Units (and not otherwise defined herein) shall have the respective meanings set forth therein; and
(j)    a reference to payments, costs, or any other monetary amounts shall be to such amounts in United States Dollars ($).
ARTICLE 2
CONSTRUCTION BY OPERATOR
Section 2.1    Obligation to Construct the Gathering System and the Re-Delivery Point.
(a)    Subject to the terms and conditions contained herein, Operator has designed, engineered, modified, constructed and equipped – or, if and as applicable, shall, with reasonable diligence and at Operator’s sole cost and expense, design, engineer, modify, construct and equip (or will cause to be designed, engineered, modified, constructed and equipped) – the Gathering System to connect to each of the Receipt Point(s) set forth on Exhibit A, expressly including each of the Proposed Receipt Points contemplated by Section 2.3(a).
(b)    Operator has designed, engineered, modified, constructed and equipped the pipeline and appurtenant facilities extending from an interconnection at the tailgate and downstream of the Big Spring Terminal to the Re-Delivery Point (the “Re-Delivery System”); provided, that the services hereunder for the Re-Delivery System extend from the Delivery Point(s) to the Re-Delivery Point.
(c)    Operator covenants that the Gathering System and the Re-Delivery System has been or will be constructed in a good and workmanlike manner and in compliance with all applicable Laws of Governmental Authorities with jurisdiction over the Parties, the Gathering System or the Re-Delivery System.
(d)    Operator covenants that the Gathering System has been or will be constructed consistent with Operator’s obligations under this Contract to accept volumes of Crude Oil no less than the Gathering System MDV at each of the Receipt Points and to deliver equivalent volumes of Crude Oil to the Delivery Points; and Operator covenants that the Re-Delivery System has been constructed consistent with Operator’s obligations under this Contract to accept volumes of Crude Oil no less than the Re-Delivery MDV at Delivery Point and to deliver equivalent volumes of Crude Oil to the Re-Delivery Point.
(e)    Operator shall not be obligated hereunder to design, engineer, modify, construct, equip or be liable for the cost of any facilities or systems (i) which are located upstream of the Receipt Points, or (ii) which are addressed by agreements between Shipper and Third Party producers (or their respective Affiliates) and which would create obligations in excess of the express obligations stated in this Contract.

Section 2.2    Commencement Date. The “Commencement Date” under this Contract shall be the first Day of the first Month on or after the Effective Date; provided that, beginning on the Effective Date, Operator shall receive at one or more Receipt Points in-service as of such date, and shall gather, transport and deliver and, as applicable, re-deliver to Shipper at one or more Delivery Points and, as applicable, the Re-Delivery Point in-service as of such date, any and all volumes of Crude Oil (subject to the terms and conditions herein) delivered by Shipper hereunder.
Section 2.3    Proposed Receipt Points. Operator shall accept and connect to new points of receipt proposed by Shipper in accordance with this Section 2.3 (each, a “Proposed Receipt Point”).
(a)    From the Effective Date until the third anniversary thereof, Operator shall, with reasonable diligence and at Operator’s sole cost and expense, design, engineer, modify, construct and equip (or will cause to be designed, engineered, modified, constructed and equipped) each Proposed Receipt Point requested by Shipper, in a written notice to Operator, subject in all cases to the following conditions:
(i)    during such three-year period, Operator will be responsible for not more than $33,800,000.00, in the aggregate, of the actual costs (excluding overhead and profit of all types whatsoever) directly incurred for the procurement of materials for, and the design, engineering, construction, installation, testing and commissioning of any and all Proposed Receipt Points contemplated by this Section 2.3(a); and
(ii)    not later than 10 Days after receiving each request from Shipper for a Proposed Receipt Point pursuant to this Section 2.3(a), Operator will notify Shipper in writing of the proposed additional incremental MDV necessary for Operator to recover a 12.5% annual cash-on-cash return – over a period of 10 years commencing on the in-service date of such Proposed Receipt Point – on the actual costs directly incurred and paid by Operator in accordance with Section 2.3(a)(i); provided, however, that Shipper shall have five Business Days after receipt of Operator’s notice to reject (in writing) such proposed additional MDV, in which case Section 2.3(b) will apply to such Proposed Receipt Point; and provided further that, unless Shipper timely rejects any such proposed additional MDV, then Shipper will be deemed to have accepted such proposed additional MDV. Any additional MDV as provided for in this Section 2.3(a)(ii) shall commence upon the date of first flow of Crude Oil at the Proposed Receipt Point and (notwithstanding Section 13.1) shall continue for 10 years from such commencement of services at the Proposed Receipt Point;
provided, however, that in respect of the deemed Proposed Receipt Points on Exhibit C, Section 2.3(a)(i) and Section 2.3(a)(ii) shall apply only to those costs incurred from and after the Effective Date.
(b)    The Parties will promptly negotiate, reasonably and in good faith, the terms applicable to the construction, operation and maintenance of each Proposed Receipt Point not described in Section 2.3(a).
(c)    Shipper shall provide notice as soon as practicable of the expected date of first production for the Proposed Receipt Point(s). Such notice to Operator shall include (i) the location of the Proposed Receipt Point(s) and (ii) the projected date of first flow through such Proposed Receipt Point(s).
(d)    Following each such notice, Operator will help expedite the installation and commissioning of the Proposed Receipt Point(s). Shipper and Operator shall reasonably cooperate in good faith to develop and exchange information and data regarding such Proposed Receipt Point(s) as reasonably requested by the other Party. The Parties further agree to cooperate in good faith and to communicate regularly regarding their efforts to obtain any and all permits, authorizations, consents, and rights of way required for the connection of such Proposed Receipt Point(s) to the Gathering System.
(e)    In furtherance of this Section 2.3, Operator will complete all activities hereunder and, as applicable, under the relevant connection agreement related to the connection of – and will place in-service and commence accepting volumes of Shipper’s Crude Oil in accordance herewith (including in connection with any proposed additional MDV therefor) at – each Proposed Receipt Point (each such relevant date, the “PRP In-Service Date”) on or before, as applicable: (i) the later of (A) the applicable date set forth in the relevant connection agreement or (B) the date of first production for such Proposed Receipt Point; or (ii) such other date agreed by the Parties. If the PRP In-Service Date has not occurred in respect of any such Proposed Receipt Point within 30 days after, using reasonable efforts, the applicable date set forth in the preceding sentence (the “Scheduled In-Service Date”), then, commencing on the actual PRP In-Service Date for the Receipt Point associated with such Proposed Receipt Point – and continuing for the same number of Days as the period beginning on the first Day after the applicable Scheduled In-Service Date and ending on the actual PRP In-Service Date – Shipper shall receive a [***]% discount on the Gathering System Rate and on the Re-Delivery System Rate for each Barrel of Crude Oil delivered at such Receipt Point.
(f)    At any time an MDV is increased or reduced pursuant to this Contract, either Party may update Exhibit A-2 to reflect such change, and the updated MDV shall replace the previously applicable MDV.
Section 2.4    Facilities. Subject to the terms and conditions contained herein, Shipper shall own, operate, maintain and repair – or, if and as applicable, construct or cause to be constructed – any and all facilities required to deliver Crude Oil to the applicable Receipt Point(s) and, as applicable, the Re-Delivery Point(s).
Section 2.5    Grant of Rights of Way and Access. Shipper (on behalf of itself and its relevant Affiliates) hereby grants to Operator (to the extent Shipper and such Affiliates are able to do so under any of their respective agreements with Third Parties and without the incurrence of material expense) an easement and right of way upon the lands on which any gathering or transportation services may be provided by Operator hereunder, and for the right of access to such lands, for the purpose of constructing, installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, removing and abandoning all or any portion of the Gathering System and Re-Delivery System facilities, for the term of this Contract and for a reasonable period of time after the termination or expiration of this Contract. Each Party shall maintain at its expense all lease roads, access roads and other facilities leased, owned or maintained by such Party upon such lands as reasonably necessary for the other Party to access the Receipt Point(s) and such other Party’s facilities located thereon. Neither Party has a duty to maintain the underlying agreements (such as leases, easements and surface use agreements) upon which such grant of easement or right of way to the other Party is based. Any personal property placed by a Party upon the easements and rights-of-way granted herein shall remain the personal property of such Party and may be disconnected and removed by such Party, at its sole cost, at any time and for any reason, upon notice to the other Party.
Section 2.6    Cooperation. Upon Operator’s request, Shipper shall reasonably cooperate, at Operator’s sole cost and expense, with, and assist, Operator in the acquisition of any additional rights of way, easements or surface leases deemed reasonable or prudent by Operator for the purpose of constructing, installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting, removing and abandoning all or any portion of the Gathering System and Re-Delivery System facilities. For the avoidance of doubt, however, all such rights of way, easements and surface leases contemplated by this Section 2.6 shall be acquired in the name of Operator and at its sole cost and expense.
ARTICLE 3
GATHERING AND TRANSPORTATION SERVICES
Section 3.1    Intrastate Common Carrier. Operator will operate each of the Gathering System and the Re-Delivery System, if and to the extent Operator provides service on the Gathering System or the Re-Delivery System in intrastate commerce, as applicable, as an intrastate common carrier oil pipeline as defined under Texas law.
Section 3.2    Gathering System Gathering and Transportation Services. Subject to the terms and conditions of this Contract, for all volumes of Crude Oil delivered by Shipper at the Receipt Points: (a) Operator shall receive and accept at the Receipt Points such volumes of Crude Oil; and (ii) Operator shall gather, transport and deliver to Shipper at the Delivery Point(s) such volumes of Crude Oil.
Section 3.3    Re-Delivery System Transportation Services. Subject to the terms and conditions of this Contract, for all volumes of Crude Oil nominated by Shipper and actually available for delivery from the Delivery Point to the Re-Delivery Point: (a) Operator shall receive and accept at the Delivery Point(s) such volumes of Crude Oil; and (ii) Operator shall transport and deliver to Shipper at the Re-Delivery Point such volumes of Crude Oil.
Section 3.4    Nominations. On or before the Effective Date, Shipper shall submit a binding notice of the Nominations with respect to each Day during the then-current Month. Additionally, with respect to such Month and each Month thereafter:
(a)    on or before the 15th Day of each such Month, Shipper shall submit a preliminary notice of the Nominations with respect to each Day during the subsequent Month; and
(b)    on or before the last Business Day of each such Month, Operator shall notify Shipper of the Nominations confirmed by Operator (in whole or in part) for gathering and transportation services during the subsequent Month;
provided, however, that Shipper may submit a new or modified Nomination with respect to Crude Oil volumes to be delivered on any Day not later than 8:00 a.m., Central Time, on the last Business Day preceding such Day, in which case Operator shall have the right, in its reasonable discretion, to confirm or reject (in whole or in part) such Nomination. The Parties acknowledge and agree that the Nominations submitted by Shipper are for informational purposes only and subject to the terms and conditions of this Contract, Operator shall accept at least the Gathering System MDV and the Re-Delivery System MDV from Shipper and will make reasonable efforts to accept from Shipper volumes in excess of the Gathering System MDV and the Re-Delivery System MDV.
Section 3.5    Changes to Nomination. As soon as reasonably practicable, Shipper will provide to Operator a new or modified Nomination (together with any other information reasonably requested by Operator in relation thereto) with respect to any anticipated adjustments to the volumes of Crude Oil hereunder.
Section 3.6    Storage. This Contract does not provide for any commercial storage or other services with respect to Crude Oil volumes gathered and delivered by Operator at the Big Spring

Terminal. Operator will use the Gathering System and Re-Delivery System’s operational storage, if available and as necessary, to allow for the gathering and transportation of Crude Oil volumes pursuant to Shipper’s Nominations for transportation to the Delivery Point(s). Operator will not accept for gathering or transportation any Crude Oil volumes for which Shipper has not made the necessary arrangements for shipment beyond the Delivery Point(s) or has not provided the necessary facilities for receiving such Crude Oil as and when they arrive at the Delivery Point(s). Provisions for storage during transit in facilities furnished by Shipper at points on Operator’s system will be permitted to the extent authorized by Operator.
ARTICLE 4
MEASUREMENT AND QUALITY
Section 4.1    Measurement. Except to the extent of any conflict between the terms and conditions of this ARTICLE 4, the following measurement provisions will apply to all volumes of Crude Oil gathered and transported hereunder:
(a)    All measurements hereunder shall be made by meters generally acceptable in the industry according to the API/ASTM Standard Method then in effect.
(b)    All measurements and tests shall be made in accordance with the latest version of the API MPMS published methods.
(c)    Volume and gravity shall be adjusted to 60° Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision.
(d)    Full deduction for all free water and BS&W content shall be made according to the applicable API MPMS Ch. 10.4 then in effect and any disputes shall be handled in accordance with the methods as recommended by API MPMS.
(e)    Either Party shall have the right to have a representative witness all gauges, tests and measurements. Except for arithmetic errors, in the absence of the other Party’s representative, such gauges, tests and measurements shall be deemed to be correct.
(f)    If Shipper desires to use Operator’s measurement reports or data to satisfy Shipper’s reporting requirements to any Governmental Authority, then Shipper is responsible for obtaining any license, permission or any other authorization necessary for Shipper to use such reports or data, and Shipper hereby acknowledges that it is (and will be) using such reports or data solely at its own risk.
(g)    If any of the publications referenced above are no longer published, then the Parties shall mutually agree to a replacement publication.
Section 4.2    Quality. The following quality provisions will apply to all volumes of Crude Oil received by Operator at the Receipt Point(s) hereunder:
(a)    Shipper warrants that Shipper’s Crude Oil will meet the applicable quality specifications set forth in Exhibit B (as applicable, the “Quality Specifications”).
(b)    Subject to Section 15.1(b), Operator warrants that the commingled Crude Oil in the Gathering System common stream will, upon delivery at the Delivery Point(s) or the Re-Delivery Point

(as applicable), not exceed the maximum API gravity requirements of the receiving facilities immediately downstream of the Delivery Point(s) ) or the Re-Delivery Point (as applicable).
(c)    Operator shall have the right, without prejudice to any other remedy available to Operator, to reject any volumes of Crude Oil that fail to meet the Quality Specifications (“Off-Spec Crude Oil”), even after delivery to Operator, and to discontinue accepting Shipper’s Crude Oil for so long as such conditions exist; provided that if either Party becomes aware that Shipper is delivering (or will deliver) any volumes of Off-Spec Crude Oil, then such Party will promptly notify the other Party and Operator shall take any and all steps to mitigate any damage caused by such Off-Spec Crude Oil; and provided further that, in accordance with any such notice regarding Off-Spec Crude Oil, Operator shall have the right, in Operator’s sole discretion, to consent in writing to the continued delivery by Shipper, and to the receipt, gathering and transportation by Operator, of such volumes of Off-Spec Crude Oil for so long as such conditions exist.
(d)    Any acceptance by Operator of Off-Spec Crude Oil in one instance shall not be deemed a waiver by Operator of its right to reject Off-Spec Crude Oil in any other instance.
(e)    Shipper shall be liable for and shall indemnify Operator and hold it harmless against all Losses incurred by Operator Group with respect to damage to the Gathering System or to any Third Party’s Crude Oil caused by or attributable to Operator’s receipt, gathering, transportation or delivery, as applicable, of any Off-Spec Crude Oil; provided, however, if Operator at any time knowingly accepts or consents to the delivery of Off-Spec Crude Oil, then such knowing acceptance or consent shall constitute a waiver of this provision on the part of Operator.
ARTICLE 5
IMBALANCES
Section 5.1    Imbalances. Any and all imbalances hereunder will be subject to the following:
(a)    volumes of Crude Oil delivered by Operator to Shipper or for Shipper’s account at the Delivery Point(s) and Re-Delivery Point shall conform to the volumes nominated by Shipper for delivery by Operator that Day at the Delivery Point(s) and Re-Delivery Point, except that Operator may conform such volumes to the volumes of Crude Oil actually received from Shipper at the Receipt Point(s); and
(b)    Subject to the terms and conditions of this Agreement, Operator may at any time temporarily interrupt or curtail receipts or deliveries of Crude Oil, or adjust Shipper’s Nominations therefor, in order to resolve any current or anticipated imbalances between such receipts and deliveries on the Gathering System.
ARTICLE 6
LINE FILL OBLIGATION
Section 6.1    Line Fill. Shipper’s Line Fill obligation is as follows:
(a)    on or before the last Business Day of each Month, Operator shall notify Shipper, in connection with Operator’s confirmation (in whole or in part) of Shipper’s Nominations with respect to the subsequent Month, of the volume of Line Fill Shipper is obligated to maintain in inventory on the Gathering System during the subsequent Month, which shall be no more than Shipper’s proportionate share based upon all other Crude Oil being transported on the Gathering System or Re-Delivery System, provided that the Parties acknowledge and agree that as of the Effective Date the Shipper currently owns any and all Line Fill currently in the Gathering System and Re-Delivery System and such Line Fill shall satisfy the Line Fill requirements hereunder for the initial Month after the Effective Date;
(b)    on or before the first Day of each Month (or as soon as reasonably practicable with respect to any request from Operator not made pursuant to Section 6.1(a)), Shipper shall deliver to the Receipt Point(s) the total volume of Crude Oil requested by Operator (in connection with Section 6.1(a) or otherwise) for Line Fill;
(c)    on or before the first Day of each Month, if and to the extent Operator has requested from Shipper a volume of Line Fill (in connection with Section 6.1(a) or otherwise), Operator shall, as applicable, (i) receive from Shipper at the Receipt Point(s) a volume of Crude Oil sufficient to meet Shipper’s Line Fill obligation during such Month, or (ii) deliver to Shipper at the Delivery Point(s) a volume of Crude Oil equal to the positive result obtained from subtracting Shipper’s Line Fill obligation during such Month from Shipper’s Line Fill obligation during the prior Month (if any); and
(d)    except as set forth in Section 6.1(c), any and all volumes of Crude Oil delivered by Shipper for Line Fill will be redelivered by Operator to Shipper at the Delivery Point(s) only after:
(i)    this Contract has expired or has been terminated;

(ii)	Shipper inventory balances have been reconciled between Operator and Shipper; and
(iii)    all fees due and payable to Operator by Shipper have been fully and finally paid;
provided that Operator shall have a reasonable period of time after satisfaction of the above in which to complete any administrative or operational requirements incident to the re-delivery of such Line Fill Crude Oil to Shipper at the Delivery Point(s) and title to any and all Line Fill delivered to Operator shall remain with Shipper.
ARTICLE 7
MINIMUM THROUGHPUT COMMITMENTS; RATES AND FEES
Section 7.1    Gathering System Minimum Throughput Commitment. On an average Daily basis during each Quarter, Shipper shall schedule and deliver to Operator not less than the Gathering System MDV of Crude Oil at the Receipt Points.
(a)    If in the aggregate during any Quarter, the Gathering System Rate paid by Shipper for all Barrels of Crude Oil delivered during such Quarter (each such Quarterly aggregate Gathering System Rate payment being the “Gathering System Actual Quarterly Payment”) is less than the amount resulting from the following equation: (A) the then-applicable Gathering System Rate, multiplied by (B) (i) the Gathering System MDV, multiplied by the number of days in such Quarter, (ii) less any Barrels of Crude Oil not accepted by Operator at the Receipt Point (for any reason other than Shipper’s delivery of Off-Spec Crude Oil not accepted or consented to by Operator) or any Barrels not delivered by Shipper due to an event of Force Majeure during such Quarter (such amount, the “Gathering System Minimum Quarterly Payment”), then a Gathering System Deficiency Payment is due and owing and Operator shall deliver Shipper a written notice (such Notice, a “Gathering System Deficiency Notice”) following the end of such Quarter. Shipper shall pay each Gathering System Deficiency Payment that is not the subject of a Gathering System Dispute Notice due and owing to Operator within 10 Days after the date on which Shipper received the Gathering System Deficiency Notice therefor. If Shipper disputes any Gathering System Deficiency Notice, Shipper shall deliver to Operator written notice therefor (a “Gathering System Dispute Notice”) within 10 Days after receiving such Gathering System Deficiency Notice. If all or part of any such Gathering System Deficiency Payment requested in the Gathering System Dispute Notice is determined to be owed to Operator, then Shipper shall pay to Operator the full amount of all or such part of such Gathering System Deficiency Payment promptly upon such determination.
(b)    Any Gathering System Deficiency Payments made by Shipper to Operator under the provisions of Section 7.1(a) may be utilized by Shipper as a prepayment of the Gathering System Rate due and payable by Shipper to Operator for Barrels of Crude Oil delivered on an average Daily basis during a subsequent Quarter in excess of such subsequent Quarter’s Gathering System MDV (each such prepayment amount, a “Gathering System Deficiency Credit”). If, during any subsequent Quarter, Shipper delivers Barrels of Crude Oil on an average Daily basis in excess of the then-applicable Gathering System MDV, then, unless otherwise directed by Shipper in a prior written notice, Operator will automatically apply any such unexpired Gathering System Deficiency Credits against the Gathering System Rate for such excess Barrels of Crude Oil on relevant subsequent invoice(s).
(c)    Any unused Gathering System Deficiency Credits incurred during a calendar year will be permanently forfeited by Shipper at the conclusion of such calendar year. The forfeiture of any such Gathering System Deficiency Credits shall be tolled, and the forfeiture date set forth in the foregoing sentence of this Section 7.1(c) shall be extended, on a Day-for-Day basis for each day with respect to which Shipper held effective Gathering System Deficiency Credits and was ready, willing and able to deliver Barrels of Crude Oil to Operator at the relevant Receipt Point(s) but was prevented from delivering such Crude Oil due to (x) Operator’s failure to receive Barrels of Crude Oil (for any reason other than Shipper’s delivery of Off-Spec Crude Oil not accepted or consented to by Operator) or (y) an event of Force Majeure that causes Shipper to fail to deliver Barrels of Crude Oil at the Receipt Point(s); provided that the period of any such extensions shall be rounded up to the next full calendar Quarter such that any and all applicable Gathering System Deficiency Credits shall be eligible for application to any such excess Barrels of Crude Oil delivered by Shipper to Operator during such Quarter.
(d)    If in the aggregate during any Quarter, the Gathering System Actual Quarterly Payment exceeds the Minimum Quarterly Payment for such Quarter, then the amount of such excess may be utilized by Shipper as a prepayment of the Gathering System Deficiency Payment(s) otherwise due and payable by Shipper to Operator in respect of a subsequent Quarter (each such prepayment amount, an “Gathering System Excess Volume Credit”). If, during any subsequent Quarter, Shipper incurs a Gathering System Deficiency Payment, then, unless otherwise directed by Shipper in a prior written notice, Operator will automatically apply any such unexpired Gathering System Excess Volume Credits against such Gathering System Deficiency Payment on relevant subsequent invoice(s).
(e)    Any unused Gathering System Excess Volume Credits incurred during a calendar year will be permanently forfeited by Shipper at the conclusion of such calendar year. The forfeiture of any such Gathering System Excess Volume Credits shall be tolled, and the forfeiture date set forth in the foregoing sentence of this Section 7.1(e) shall be extended, on a Day-for-Day basis for each day with respect to which Shipper held effective Gathering System Excess Volume Credits and was ready, willing and able to deliver Barrels of Crude Oil to Operator at the relevant Receipt Point(s) but was prevented from delivering such Crude Oil due to (x) Operator’s failure to receive Barrels of Crude Oil (for any reason other than Shipper’s delivery of Off-Spec Crude Oil not accepted or consented to by Operator) or (y) an event of Force Majeure that causes Shipper to fail to deliver Barrels of Crude Oil at the Receipt

Point(s); provided that the period of any such extensions shall be rounded up to the next full calendar Quarter such that any and all applicable Gathering System Excess Volume Credits shall be eligible for application to any such excess Barrels of Crude Oil delivered by Shipper to Operator during such full Quarter.
Section 7.2    Re-Delivery System Minimum Throughput Commitment. On an average Daily basis during each Quarter, Shipper shall schedule and deliver to Operator not less than the Re-Delivery System MDV of Crude Oil at the Delivery Point(s).
(a)    If in the aggregate during any Quarter, the Re-Delivery System Rate paid by Shipper for all Barrels of Crude Oil delivered during such Quarter (each such Quarterly aggregate Re-Delivery System Rate payment being the “Re-Delivery System Actual Quarterly Payment”) is less than the amount resulting from the following equation: (A) the then-applicable Re-Delivery System Rate, multiplied by (B) (i) the Re-Delivery System MDV, multiplied by the number of days in such Quarter, (ii) less any Barrels of Crude Oil not accepted by Operator to transport from the Delivery Point to the Re-Delivery Point (for any reason other than Shipper’s delivery of Off-Spec Crude Oil not accepted or consented to by Operator) or any Barrels not delivered by Shipper due to an event of Force Majeure during such Quarter (such amount, the “Re-Delivery System Minimum Quarterly Payment”), then a Re-Delivery System Deficiency Payment is due and owing and Operator shall deliver Shipper a written notice (such Notice, a “Re-Delivery System Deficiency Notice”) following the end of such Quarter. Shipper shall pay each Re-Delivery System Deficiency Payment that is not the subject of a Re-Delivery System Dispute Notice due and owing to Operator within 10 Days after the date on which Shipper received the Re-Delivery System Deficiency Notice therefor. If Shipper disputes any Re-Delivery System Deficiency Notice, Shipper shall deliver to Operator written notice therefor (a “Re-Delivery System Dispute Notice”) within 10 Days after receiving such Re-Delivery System Deficiency Notice. If all or part of any such Re-Delivery System Deficiency Payment requested in the Re-Delivery System Dispute Notice is determined to be owed to Operator, then Shipper shall pay to Operator the full amount of all or such part of such Re-Delivery System Deficiency Payment promptly upon such determination.
(b)    Any Re-Delivery System Deficiency Payments made by Shipper to Operator under the provisions of Section 7.2(a) may be utilized by Shipper as a prepayment of the Re-Delivery System Rate due and payable by Shipper to Operator for Barrels of Crude Oil delivered on an average Daily basis during a subsequent Quarter in excess of such subsequent Quarter’s Re-Delivery System MDV (each such prepayment amount, a “Re-Delivery System Deficiency Credit”). If, during any subsequent Quarter, Shipper delivers Barrels of Crude Oil on an average Daily basis in excess of the then-applicable Re-Delivery System MDV, then, unless otherwise directed by Shipper in a prior written notice, Operator will automatically apply any such unexpired Re-Delivery System Deficiency Credits against the Re-Delivery System Rate for such excess Barrels of Crude Oil on relevant subsequent invoice(s).
(c)    Any unused Re-Delivery System Deficiency Credits incurred during a calendar year will be permanently forfeited by Shipper at the conclusion of such calendar year. The forfeiture of any such Re-Delivery System Deficiency Credits shall be tolled, and the forfeiture date set forth in the foregoing sentence of this Section 7.2(c) shall be extended, on a Day-for-Day basis for each day with respect to which Shipper held effective Re-Delivery System Deficiency Credits and was ready, willing and able to deliver Barrels of Crude Oil to Operator at the Delivery Point but was prevented from delivering such Crude Oil due to (x) Operator’s failure to receive Barrels of Crude Oil (for any reason other than Shipper’s delivery of Off-Spec Crude Oil not accepted or consented to by Operator) or (y) an event of Force Majeure that causes Shipper to fail to deliver Barrels of Crude Oil at the Delivery Point; provided that the period of any such extensions shall be rounded up to the next full calendar Quarter such that any and all applicable Re-Delivery System Deficiency Credits shall be eligible for application to any such excess Barrels of Crude Oil delivered by Shipper to Operator during such full Quarter.
(d)    If in the aggregate during any Quarter, the Re-Delivery System Actual Quarterly Payment exceeds the Re-Delivery System Minimum Quarterly Payment for such Quarter, then the amount of such excess may be utilized by Shipper as a prepayment of the Re-Delivery System Deficiency Payment(s) otherwise due and payable by Shipper to Operator in respect of a subsequent Quarter (each such prepayment amount, an “Re-Delivery System Excess Volume Credit”). If, during any subsequent Quarter, Shipper incurs a Re-Delivery System Deficiency Payment, then, unless otherwise directed by Shipper in a prior written notice, Operator will automatically apply any such unexpired Re-Delivery System Excess Volume Credits against such Re-Delivery System Deficiency Payment on relevant subsequent invoice(s).
(e)    Any unused Re-Delivery System Excess Volume Credits incurred in a calendar year will be permanently forfeited by Shipper at the conclusion of such calendar year. The forfeiture of any such Re-Delivery System Excess Volume Credits shall be tolled, and the forfeiture date set forth in the foregoing sentence of this Section 7.2(e) shall be extended, on a Day-for-Day basis for each day with respect to which Shipper held effective Re-Delivery System Excess Volume Credits and was ready, willing and able to deliver Barrels of Crude Oil to Operator at the Delivery Point but was prevented from delivering such Crude Oil due to (x) Operator’s failure to receive Barrels of Crude Oil (for any reason other than Shipper’s delivery of Off-Spec Crude Oil not accepted or consented to by Operator) or (y) an event of Force Majeure that causes Shipper to fail to deliver Barrels of Crude Oil at the Delivery Point; provided that the period of any such extensions shall be rounded up to the next full calendar Quarter such that any and all applicable Re-Delivery System Excess Volume Credits shall be eligible for application to any such excess Barrels of Crude Oil delivered by Shipper to Operator during such full Quarter.
Section 7.3    MDV Adjustments. Operator acknowledges that some or all of Shipper’s Crude Oil volumes delivered to fulfill Shipper’s MDV obligations hereunder are supplied to Shipper by Persons under separate contractual arrangements. If at any time any such contractual arrangement is suspended, released or terminated, in whole or in part, based on any breach by Operator of this Contract or under a contractual arrangement with such Person(s), then Shipper will have the option (in each case, exercisable upon notice to Operator) to reduce the applicable MDV(s) by a volume of Crude Oil (in BPD) equal to the average Daily volume of Crude Oil delivered at the Receipt Points (in respect of the Gathering System) or at the Delivery Point(s) (in respect of the Re-Delivery System) during the preceding 365 Day period and attributable to such suspended, released or terminated contractual arrangements, for so long as such suspension, release or termination is effective. In the event any delivery of Crude Oil to Shipper that is subject to temporary suspension or release under such contractual arrangement is resumed, then Shipper shall promptly notify Operator of such resumption and the applicable MDV(s) shall be increased by a volume equal to the reductions made to such MDV(s) under this Section 7.3 as a result of such suspension or release. In each case, the applicable MDVs hereunder will be automatically reduced or increased without further action by the Parties 30 Days after Operator’s receipt of Shipper’s notice to exercise such option or to resume delivery, as applicable.
Section 7.4    Gathering System Rates. For each Barrel of Crude Oil received and accepted by Operator from or on behalf of Shipper hereunder at a Receipt Point and delivered to the Delivery Point, Shipper shall pay the then current applicable Gathering System Rate.

Section 7.5    Re-Delivery System Rates. For each Barrel of Crude Oil transported by Operator from or on behalf of Shipper hereunder at a Delivery Point and delivered to the Re-Delivery Point, Shipper shall pay the then current applicable Re-Delivery System Rate.
Section 7.6    Rate Adjustment. The Gathering System Rate and the Re-Delivery System Rate set forth herein shall be adjusted on (a) July 1st of the second Contract Year and (b) each July 1st thereafter. The annual adjustment shall reflect the inflation adjustments promulgated annually by FERC pursuant to 18 C.F.R. § 342.3(d) or any successor indexing methodology that the FERC may adopt, but in no event exceeding [***]%; provided, however, in no event shall such adjusted rates be less than the initial rates set forth in Section 7.4 and Section 7.5 above.
Section 7.7    Operator Tariff. Operator has the right, in its reasonable discretion (subject to applicable Law), to file with the TRRC a tariff that reflects the rates described in this ARTICLE 7.
ARTICLE 8
BILLING AND PAYMENT
Section 8.1    Generally. This ARTICLE 8 shall apply to all statements and payments required hereunder.
Section 8.2    Statements and Payments. No later than the 10th Business Day of each Month, Operator will send Shipper, a written account of the amount owed to Operator by Shipper for the services provided hereunder in the immediately preceding Month. In the event actual measurements of volumes of Crude Oil are unavailable in any Month of service, a Monthly statement may be issued based on estimated quantities, which shall be corrected to actual quantities once information about such actual quantities are available. The Party owing payment to the other Party shall pay the net amount shown on such Monthly statement within 10 Days of the date of such Monthly statement, unless such 10th Day is not a Business Day, in which case, such Party will make payment on the next Business Day. All payments shall be made and all fees shall be calculated in United States dollars. The acceptance of payment after the expiration or termination of this Contract will not be deemed a renewal or extension of this Contract. Operator acknowledges and agrees that Shipper may net any and all amounts owed by Operator to Shipper under any other contract or agreement against any and all amounts due from Shipper to Operator under this Contract. Any and all payments for a Gathering System Deficiency Payment and/or Re-Delivery System Deficiency Payment shall be managed in accordance with Section 7.1(a) and Section 7.2(a).

Section 8.3    Delinquent Payments. Any amounts not subject to reasonable dispute and not paid by the due date in Section 8.2 will be deemed delinquent and will accrue interest at the Interest Rate. Such interest shall accrue from and including the due date until but excluding the date the delinquent amount is paid in full.
Section 8.4    Payment Disputes. A Party may dispute any invoice or statement by written notice within 12 Months following the Month in which such invoice or statement was rendered. Upon resolution of the dispute, any required payment shall be made within 30 Days of such resolution.
Section 8.5    Audit. Each Party may, at its sole expense and during normal working hours, Quarterly examine the records of the other Party to the extent necessary to verify the accuracy of any statement, charge or computation up to 12 Months following the Month in which such statement, charge or computation was rendered. This provision survives any termination of the Contract for the later of (a) a period of 12 Months from the end of the Month in which the date of such termination occurred or (b) until a dispute initiated within the 12 Month period is finally resolved.
ARTICLE 9
CREDITWORTHINESS
Section 9.1    Generally. This ARTICLE 9 shall apply to Shipper’s creditworthiness obligations hereunder.
Section 9.2    Creditworthiness. If at any time Shipper fails to make payment for any amount not subject to reasonable dispute according to ARTICLE 8, Operator may request Adequate Assurance of Payment. Shipper may receive or continue to receive service if it provides Adequate Assurance of Payment within five Business Days after the date Shipper receives written demand by Operator.
Section 9.3    Adequate Assurance of Payment. The Adequate Assurance of Payment must be provided in a minimum amount equal to the immediately preceding three Months’ fees at the time such Adequate Assurance of Payment is requested.
Section 9.4    Payment Default. In the event of a default in payment of any amounts due from Shipper, Operator may liquidate or draw upon the Adequate Assurance of Payment in order to satisfy Shipper’s obligations. If and to the extent Operator liquidates or draws upon the Adequate Assurance of Payment in accordance herewith, Shipper shall replace the liquidated or drawn-upon funds within 10 Business Days after the date Shipper receives written demand by Operator therefor.
Section 9.5    Failure to Provide or Replace Adequate Assurance of Payment. If Shipper fails to (i) provide any Adequate Assurance of Payment requested by Operator or (ii) replace any liquidated or drawn-upon funds demanded by Operator, in each case, within 10 Business Days after such request or demand is made by Operator under this ARTICLE 9, then Operator shall have the right, at its sole election at any time prior to the time at which Shipper complies with such request or demand, as applicable, to take any one or both of the following actions by notice to Shipper thereof:
(a)    immediately suspend performance hereunder until Shipper complies with such request or demand, as applicable; and
(b)    terminate this Contract effective on the 30th Day after the date of such request or demand, as applicable, unless, prior to the end of such 30th Day, Shipper complies with such request or demand, as applicable.
For the avoidance of doubt, Shipper’s obligation to deliver no less than the Gathering System MDV and the Re-Delivery System MDV is not suspended or tolled, and the applicable Gathering System Deficiency Payments and Re-Delivery System Deficiency Payments shall continue to accrue, during any period when Operator has suspended performance pursuant to Section 9.5(a).
ARTICLE 10
ELECTRICITY AND GAS FOR TRANSPORTATION PUMPS
Section 10.1    Electricity and Gas for Transportation Pumps. [***]

ARTICLE 11
TAXES AND OTHER CHARGES
Section 11.1    Generally. Shipper shall pay, or cause to be paid, all Taxes with respect to Crude Oil delivered hereunder and the handling thereof prior to receipt thereof by Operator at the Receipt Points and after re-delivery thereof to Shipper at the Delivery Point and/or the Re-Delivery Point. Operator shall pay or cause to be paid all Taxes with respect to Crude Oil delivered hereunder to the extent imposed upon Operator for the activity of gathering and transporting Crude Oil after receipt thereof by Operator at the Receipt Points and prior to Re-Delivery thereof to Shipper at the Delivery Points and/or the Re-Delivery Point. Notwithstanding anything in this ARTICLE 11 to the contrary, each Party shall pay or cause to be paid its own federal or state Taxes measured on real property, income, profits or gains (including any franchise tax).
Section 11.2    Severance Taxes; Other Taxes or Charges. Operator shall have no duties or liabilities under this Contract with regard to the reporting and payment of severance or production Taxes imposed with respect to the Crude Oil delivered, gathered and transported hereunder. Shipper is responsible for and shall pay, or cause to be paid, all Taxes lawfully levied and imposed upon the Crude Oil delivered hereunder. Each Party shall be responsible and liable for any Taxes levied or assessed against any of such Party’s property or facilities used for the purpose of carrying out the provisions of this Contract.
ARTICLE 12
PRORATIONED CAPACITY
Section 12.1    Proration. Operator may interrupt or curtail gathering and transportation services to Shipper and any Third Party Shippers for such reasonable periods of time as may be required during events of Force Majeure and, to the extent Force Majeure does not apply, (x) for the purpose of performing (or allowing) any repairs, maintenance, replacement, upgrading or other work related to the Gathering System or any facilities downstream of the Delivery Point(s), or (y) when, for any reason, the amount of Crude Oil nominations submitted by all shippers exceeds the Gathering System’s or the Re-Delivery System’s capacity for a given Month.
(a)    If such interruption or curtailment is due to a planned outage, then Operator shall give Shipper prior notice of such interruption or curtailment not later than 30 Days prior to the commencement of the interruption or curtailment, which notice shall provide reasonable details regarding the cause and anticipated duration of such interruption and curtailment.
(b)    If such interruption or curtailment is unforeseen, Operator shall give Shipper notice of such interruption and curtailment as soon as reasonably possible, which notice shall provide reasonable details regarding the cause and anticipated duration of such interruption and curtailment.
(c)    Subject to Section 13.3, Operator shall use reasonable commercial efforts to minimize the extent and duration of any interruption or curtailment and the impact of such interruption or curtailment on the operation of the Gathering System or the Re-Delivery System.
Section 12.2    Proration Policy. When the amount of Crude Oil nominations properly submitted by all shippers exceeds the Gathering System’s or the Re-Delivery System’s capacity for a given Month, Operator shall give first priority to shippers that have made an MDV commitment and allocate any remaining space on a pro rata basis. The aggregate capacity available for service during the Month of allocation is the “Prorationed Capacity”.
Section 12.3    Non-Pipeline/Truck Deliveries. [***]
ARTICLE 13
CONTRACT TERM AND TERMINATION
Section 13.1    Term. This Contract shall commence and be effective as of the Effective Date and shall continue for an initial term ending upon the expiration of the 10th Contract Year (the “Initial Term”). Shipper shall have the option to automatically extend the Initial Term for two additional periods of five Contract Years (each such period, an “Extension”, and collectively with the Initial Term, the “Extended Initial Term”), which option Shipper may exercise (a) with respect to the first Extension by delivering written notice to Operator at least 90 Days prior to the last Day of the Initial Term, and (b) with respect to the second Extension by delivering written notice to Operator at least 90 Days prior to the last Day of the first Extension. Upon the expiration of the Initial Term or the Extended Initial Term, as applicable, this Contract shall remain effective and shall continue from Contract Year to Contract Year thereafter unless and until terminated by either Party, effective as of the expiration of the Initial Term, the Extended Initial Term or of any Contract Year thereafter, as applicable (such period of time between commencement and termination, including the Initial Term, each Extension and each additional Contract Year thereafter, the “Term”), upon at least 90 Days prior written notice to the other Party.
Section 13.2    Termination for Material Breach or Default. In addition to any other termination rights under this Contract, if either Party is in material breach or default of any provision under this Contract, then the other Party shall have the right, at its sole election at any time prior to the time at which such first Party cures such material breach or default, as applicable, to take one or both of the following actions by notice to such first Party thereof:
(a)    immediately suspend performance hereunder until such first Party cures such material breach or default, as applicable; and
(b)    terminate this Contract effective on the 30th Day after the date of such notice unless, prior to the end of such 30th Day, such first Party cures (or has taken substantial actions to cure) such material breach or default, as applicable.
For the avoidance of doubt, Shipper’s obligation to deliver no less than the Gathering System MDV and the Re-Delivery System MDV is not suspended or tolled, and the applicable Gathering System Deficiency Payments and Re-Delivery System Deficiency Payments shall continue to accrue, during any period when Operator has suspended performance pursuant to Section 13.2(a).
Section 13.3    Termination for Extended Suspension of Operator Performance. In addition to any other termination rights under this Contract, Shipper shall have the right to terminate this Contract upon 15 days advance written notice to Operator if:
(a)    an event of Force Majeure has occurred and is continuing and such event prevents Operator from receiving at the Receipt Points or otherwise providing the services hereunder for at least [***]% of the Barrels of Crude Oil delivered by Shipper for a period of [***] consecutive Months or for a total of [***] non-consecutive Months during any period of [***] consecutive Months; or

(b)    at any time after the Commencement Date, Operator does not accept at the Receipt Points at least [***]% of the Barrels of Crude Oil delivered by Shipper for a period of [***] consecutive Months due to any reason other than an event of Force Majeure.
Section 13.4    Termination for Extended Suspension of Shipper Performance. In addition to any other termination rights under this Contract, Operator shall have the right to terminate this Contract upon 15 days advance written notice to Shipper if an event of Force Majeure has occurred and is continuing and such event prevents Shipper from delivering Crude Oil (or accruing deficiency payments) hereunder for at least [***]% of the Gathering System MDV or Re-Delivery System MDV, as applicable, for a period of [***] consecutive Months or for a total of [***] non-consecutive Months during any period of [***] consecutive Months. For the avoidance of doubt, Shipper’s obligation to deliver no less than the Gathering System MDV and the Re-Delivery System MDV will terminate and be of no further force and effect if Operator terminates this Contract as provided for in this Section 13.4.
ARTICLE 14
TARIFFS AND REGULATION
Section 14.1    Laws and Regulation.
(a)    The Parties (i) acknowledge that all or part of the Gathering System may be subject to regulation by the TRRC or other Governmental Authority with jurisdiction of the Gathering System and this Contract and (ii) agree to comply with all applicable Laws, rules and regulations in connection therewith.
(b)    If, at any time during the Term, any Governmental Authority takes any action which, with respect to or as a result of the services provided under this Contract, subjects Operator or any of the Gathering System or Re-Delivery System to any greater or different regulation or jurisdiction than that existing on the Commencement Date and such government action is reasonably likely to have a material adverse effect upon Operator’s business or assets, in whole or in part, then Operator may deliver a notice of change to Shipper within 30 days of obtaining knowledge of such government action. The Parties shall then negotiate in good faith to modify the terms of this Contract to attempt to place Operator in its original or comparable position prior to the government action.
Section 14.2    Tariffs Changes and Filings. If and to the extent all or part of the Gathering System or Re-Delivery System becomes subject to regulation by the TRRC or other Governmental Authority with jurisdiction of the Gathering System or Re-Delivery System and this Contract, then the following provisions will apply for all purposes hereunder:
(a)    The Parties will acknowledge and agree that Operator is a common carrier for hire, and this Contract and all gathering and transportation services performed by it on the Gathering System or Re-Delivery System for Shipper pursuant to this Contract, shall be subject to the rules and regulations in Operator’s applicable tariff(s) in effect from time to time, including, without limitation, laws and regulations that prevent discrimination in favor of any given Shipper or the provision of service for consideration other than the rate set forth in a published tariff; provided, as between Operator and Shipper, if and to the extent any conflict exists between the terms and conditions of this Contract and the terms and conditions of the tariff, then the terms and conditions of this Contract will govern and control to the extent of such conflict, so long as such terms and conditions are not contrary to applicable Law.

(b)    A copy of Operator’s tariff that will be filed with the TRRC will be attached as an Exhibit to this Contract after such tariff is effective. Operator shall be responsible for filing with the TRRC all necessary amendments or addenda to the tariff in order to provide to Shipper the gathering and transportation services (at the rates and charges) contemplated by this Contract. If any tariff filed by Operator hereunder has a material adverse effect on Shipper, then Shipper shall have a right to terminate this Contract (inclusive of any MDV obligation) immediately upon written notice to Operator.
ARTICLE 15
CUSTODY AND INDEMNITY
Section 15.1    Custody and Control; Commingling.
(a)    Custody and control of volumes of Crude Oil delivered hereunder (inclusive of Line Fill) shall pass from Shipper to Operator after the receipt by Operator at the Receipt Point(s) of such volumes of Crude Oil, and Operator shall control and possess such volumes of Crude Oil at and after the Receipt Point(s) and prior to the delivery, at the Delivery Point and, if and to the extent applicable, the Re-Delivery Point, of such volumes of Crude Oil to or for the account of Shipper. Shipper shall have custody and control of such volumes of Crude Oil at all other times.
(b)    Shipper acknowledges that the Crude Oil delivered by Shipper may be commingled with Crude Oil of Third Parties, and accordingly, that the Crude Oil delivered by Operator at the Delivery Point or the Re-Delivery Point to or for the account of Shipper may not be the same Crude Oil as that delivered by Shipper to Operator into the Gathering System at the Receipt Points; provided, however, that any Crude Oil delivered to the Delivery Point or the Re-Delivery Point shall meet the Quality Specifications of the Crude Oil delivered at the Receipt Points. If Shipper reasonably requests, or if Operator reasonably determines, in either case, that any volumes of Crude Oil delivered (or to be delivered) by Shipper to the Gathering System or the Re-Delivery System should be batched separately from any other volumes of Crude Oil delivered (or to be delivered) by any Person to the Gathering System or the Re-Delivery System as a result of material differences in the applicable Quality Specifications of such volumes of Crude Oil, then Operator shall have the obligation to batch such volumes of Shipper’s Crude Oil separately from such other volumes of Crude Oil.
(c)    Shipper warrants that, at the time of delivery of its Crude Oil to Operator at the Receipt Points, any such Crude Oil will be free and clear of all liens, encumbrances and adverse claims of any kind that are created by Shipper or any of its Affiliates or are otherwise the result of the negligence or fault of Shipper or any of its Affiliates.
Section 15.2    Indemnification.
[***]
ARTICLE 16
FORCE MAJEURE
Section 16.1    Suspension of Obligation. Subject to the provisions of Section 16.2 and Section 16.3, if and to the extent that, after the Commencement Date, any Party is prevented or delayed, in whole or in part, by an event of Force Majeure from performing any obligation under this Contract, then such obligation shall be suspended, and the performance thereof excused, for so long as such event of Force

Majeure continues and any additional period when such Party remains unable to perform such obligations as a result of such event of Force Majeure.
Section 16.2    Notification. When seeking to rely on the provisions of this ARTICLE 16, a Party shall promptly:
(a)    upon obtaining knowledge of the occurrence of the event of Force Majeure giving rise to the right to rely on Section 16.1, promptly give written notice the other Party of such event of Force Majeure; and
(b)    keep the other Party reasonably apprised of the reasonably expected date by which such event of Force Majeure is likely to be remedied and resolved.
Section 16.3    Limitations. Notwithstanding anything to the contrary set forth in this ARTICLE 16:
(a)    lack of finances shall not be considered an event of Force Majeure;
(b)    [***]
(c)    no event of Force Majeure shall suspend or excuse the performance of any obligation to make payment of any amount due and payable under or in respect of this Contract and shall not give rise to any extension of the Term, except as otherwise may be provided for herein; and
(d)    the suspension of any obligations shall be of no greater scope and of no longer duration than is reasonably required due to the Force Majeure event, and the affected Party shall use commercially reasonable efforts to overcome or mitigate the effects of such Force Majeure event.
ARTICLE 17
ASSIGNMENTS
Section 17.1    Assignment. The Parties’ respective rights and obligations under this Contract may not be transferred or assigned without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided that it will be reasonable for the non-assigning Party to withhold consent if the proposed assignee is not Creditworthy or does not provide Adequate Assurance of Payment when requested by the non assigning Party in accordance herewith. This Contract shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 17.1 is void, ab initio. Notwithstanding the foregoing, either Party may assign this Contract to any of its Affiliates upon written notice to the non-assigning Party; provided that, such Affiliates must be Creditworthy or provide Adequate Assurance of Payment. A Party assigning its rights and obligations under this Contract shall cause any and all assignees to accept, ratify and agree to be bound by the terms hereof. Following any permitted assignment of this Contract, assignor and its Affiliates shall be relieved of any further liability under this Contract with respect to events, acts, or omissions arising after the date of such assignment with respect to the assets, rights, obligations, and ownership interests (as applicable) transferred.

ARTICLE 18
FEDERAL REGULATION
Section 18.1    Effect of FERC Jurisdiction. If at any time during the Term, all or part of the Gathering System or Re-Delivery System becomes subject to the jurisdiction of the FERC (such regulated part, the “Regulated System”), then, solely with respect to the part of the Gathering System or Re-Delivery System subjected to such jurisdiction (x) the gathering or transportation services provided by Operator hereunder will no longer be provided, (y) Shipper will enter into a firm transportation services agreement (the “FTSA”) with Operator of the Regulated System (such operator, the “RS Operator”) and (z) with respect to the gathering or transportation services provided by Operator on what has or will become the Regulated System, this Contract will be deemed amended or will terminate, as applicable, automatically on the commencement date of transportation services under the FTSA. In furtherance of the foregoing:
(a)    Operator hereby agrees in good faith to cause the RS Operator to enter into an FTSA with Shipper to provide the gathering or transportation services provided by Operator on what has or will become the Regulated System on terms equivalent to those provided in this Contract to the maximum extent permissible under applicable Law, including but not limited to:
(i)    a term that is the same as the remaining Term applicable to the part of the Gathering System or Re-Delivery System on which Shipper received gathering and transportation services hereunder immediately prior to the time the Regulated System has or will become regulated;
(ii)    fees that are the same as the applicable fees charged hereunder immediately prior to the time the Regulated System has or will become regulated; and
(iii)    for purposes of the RS Tariff, the FTSA shall be deemed a term contracted firm transportation services agreement with RS Operator whereby Shipper has agreed to terms and conditions associated with supporting the initial construction of the Regulated System, and shall enjoy all of the rights and benefits provided to such agreements in the RS Tariff and pursuant to FERC rules and regulations; and
(b)    prior to commencing gathering and transportation services on the Regulated System under the FTSA, Operator will cause RS Operator to file with FERC a tariff applicable to pipeline gathering and transportation under and consistent with the FTSA containing the (x) rules and regulations governing the gathering and transportation of Crude Oil in the Regulated System and (y) a tariff governing the gathering and transportation rates (such rules and regulations and tariff, collectively with any and all supplements thereto and successive issues thereof, the “RS Tariff”); provided that:
(i)    all shipments of Crude Oil on the Regulated System by Shipper shall be governed by the FTSA, the RS Tariff and all applicable statutes, rules and regulations governing common carrier pipeline and related facilities; and
(ii)    RS Operator may revise the RS Tariff from time to time, so long as such revisions do not materially conflict with the terms of the FTSA; and
(c)    to the extent not inconsistent with applicable Law, Shipper hereby agrees:
(i)    to reasonably support and cooperate (and to neither oppose, obstruct nor otherwise interfere in any manner, direct or indirect) with the efforts of RS Operator to obtain all governmental, regulatory and other authorizations and approvals necessary for the construction and operation of the Regulated System in the form and manner proposed by RS Operator;
(ii)    to not take, directly or indirectly, any action that (A) is designed to delay review or approval of any petitions or applications to any Governmental Authorities related to the Regulated System, or (B) would materially and adversely affect the Regulated System or the FTSA; and
(iii)    to not protest, complain, or take any action, nor recommend or cause any Affiliate or other Person to protest, complain or take any action that is designed to or may delay review or approval of the filing of the tariff with FERC or any other Governmental Authority;
provided, however, that nothing herein shall prevent Shipper from (x) protesting any regulatory or other filings that are in conflict with this Section 18.1 or have a material adverse effect on Shipper, or (y) proceeding in any manner consistent with applicable Law if the FTSA is terminated or if the Regulated System has been abandoned by RS Operator.
ARTICLE 19
CONFIDENTIALITY
Section 19.1    Confidentiality.
(a)    The contents of this Contract and any information that any Party or its representatives furnishes hereunder to the other Party or its representatives that is marked “Confidential” (together with any portion of any notes, analyses, compilations, studies, interpretations, documents or records containing, referring to, relating to, based upon or derived from such information) shall constitute “Confidential Information”; provided that Confidential Information shall not include information:
(i)    which becomes public knowledge of other than as a result of disclosure thereof by the receiving Party or its representatives in breach of this Contract;
(ii)    which was already in the possession of the disclosing Party and not subject to an obligation of confidentiality;
(iii)    is or becomes rightfully acquired by the receiving party or its representatives without obligations of confidentiality or restrictions as to use from a source other than the other Party or its Affiliates or its or their representatives, who, to the best knowledge of best receiving Party, was not subject to a contractual or other obligation of confidentiality or non-use; or
(iv)    is developed by or on behalf of the receiving Party or its Affiliates without the use of the Confidential Information.
(b)    All Confidential Information:
(i)    shall be held in strict confidence by the Party or its representatives receiving such Confidential Information (“Recipient”) and each of Recipient's representatives who are provided Confidential Information in accordance with this paragraph, and shall not be disclosed by Recipient or Recipient's representatives, to any person, in any manner whatsoever, in whole or in part; and

(ii)    shall be used by Recipient or Recipient's representatives solely for the purpose of carrying out the rights and obligations of this Contract and shall not be used in any other way;
provided, however, that Confidential Information may be disclosed:
(A)    with the express prior written consent of the other Party hereto;
(B)    as may be required or appropriate in response to any summons, subpoena or discovery order or to comply with any applicable Law, order, regulation or ruling, including seeking a declaratory order or other informal advice from the TRRC regarding the terms and conditions hereof, or as may be required by the applicable rules of any stock exchange having jurisdiction over any Party or any of its Affiliates;
(C)    to Governmental Authorities;
(D)    to any Third Party to whom such Confidential Information is disclosed for the purpose of carrying out the Parties’ rights and obligations under this Contract; or
(E)    to any current or prospective purchasers, members, partners, investors, lenders or financing sources of either, provided that such parties agree in writing to maintain the confidentiality of the Confidential Information in accordance with the terms of this ARTICLE 19.
(c)    Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach by any Party of this ARTICLE 19 and that any such breach would cause irreparable harm to the other Party. Accordingly, each Party agrees that in the event of any breach by it of this Contract, the other Party may, in addition to any other remedies at Law or in equity it may have, be entitled, without the requirement of posting bond or other security, to equitable relief, including injunctive relief and specific performance.
ARTICLE 20
MISCELLANEOUS
Section 20.1    Notices. Except as otherwise specifically set forth in this Contract, any notice to be given under this Contract shall be in writing and shall be deemed to have been given to the Party to whom it is addressed (a) on the date presented in-person, if delivered in-person, (ii) on the first Business Day after deposit with a reputable overnight courier service, if sent by reputable overnight courier, or (iii) on the Business Day of confirmation of receipt (if such confirmation is received before 5:00 p.m. Central Time) or on the following Business Day (if such confirmation is received after 5:00 p.m. Central Time) if sent by electronic email. Any notice to be given shall be made with all postage and other charges paid by the Party giving notice, and shall be given in accordance with the following particulars or such other particulars of which a Party shall have notified the other in accordance with this Section 20.1. Either Party may change its address by giving at least 10 Days’ advance written notice to the other Party. The addresses of the Parties for purposes of notice are as follows:
SHIPPER:    Lion Oil Trading & Transportation, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: Chief Commercial Officer

Email: DKTS.contracts@delekus.com

With a copy to:

Lion Oil Trading & Transportation, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Email: legalnotices@delekus.com

OPERATOR:    DKL Permian Gathering, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: Senior Vice President

Email: legalnotices@delekus.com

With a copy to:
DKL Permian Gathering, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Email: legalnotices@delekus.com

Section 20.2    No Partnership, Association. Nothing contained in this Contract shall be construed to (a) create an association, trust, partnership, joint venture or other business entity between the Parties, or (b) impose a trust or partnership duty, obligation or liability on or with regard to any Party.
Section 20.3    Severability. If any provision of this Contract is found to be invalid or unenforceable under any applicable statute or rule of Law, the remainder of this Contract shall continue to be binding upon the Parties, and the invalid or unenforceable provision shall be modified to the minimum extent necessary to cause such provision to be valid, enforceable and legal, while maintaining to the maximum extent possible the original intent of the Parties. If an invalid or unenforceable provision cannot be so reformed, such provision shall be severed from this Contract and an equitable adjustment shall be made to this Contract including the addition of necessary, further provisions to this Contract so as to give effect to the intent so expressed and the benefits so provided.
Section 20.4    Waiver. No waiver of any provision set forth under this Contract shall be binding upon a Party unless its waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an authorized representative of such Party. The waiver by any Party of any default, or breach, of this Contract by another Party, shall not bar such Party from its right to enforce this Contract in the event of any subsequent default or breach. Nor shall the waiver of any right, power or remedy of a Party be deemed to be a waiver or limitation of any other right, power or remedy of such Party.
Section 20.5    Binding and Distinct Obligations. Subject to Section 17.1, this Contract shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the Parties.

No Party, nor any successor or assign of any Party, shall transfer or assign any rights or obligations in or to this Contract without making such assignment or transfer subject to the terms of this Contract.
Section 20.6    Governing Law. This Contract and the rights and obligations of the Parties shall be governed by and construed, interpreted and enforced in accordance with the Laws of the State of Texas without giving effect to the principles of conflicts of laws thereof.
Section 20.7    Jurisdiction and Venue. Any action, proceeding, litigation or suit (“Proceeding”) arising under or relating to this Contract, the interpretation of this Contract or the other documents contemplated herein, or the enforcement of any provision of this Contract or the other documents contemplated herein (whether in Law, equity, or other theory) shall be brought or otherwise commenced in any state court, or in the United States District Courts, located in Dallas, Texas. Each Party consents to the exclusive jurisdiction of such courts (and the appellate courts thereof) and agrees not to commence any such Proceeding except in such courts. Each Party agrees not to assert (by way of motion, as a defense, or otherwise), and hereby irrevocably and unconditionally waives in any such Proceeding commenced in such court, any objection or claim that such Party is not subject personally to the jurisdiction of such court or that such Proceeding has been brought in an inconvenient forum. If such courts refuse to exercise jurisdiction hereunder, the Parties agree that such jurisdiction shall be proper in any court in which jurisdiction may be obtained.
Section 20.8    Waiver of Jury Trial. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE CONTEMPLATED TRANSACTIONS.
Section 20.9    Negotiation. Prior to submitting any dispute for resolution by a court, a Party shall provide written notice to the other Party of the occurrence of such dispute. If the Parties have failed to resolve the dispute within 15 Business Days after such notice was given, then the Parties shall seek to resolve the dispute by negotiation between management personnel of each Party who have the authority to settle any such dispute. Such personnel shall endeavor to meet and attempt to amicably resolve the dispute. If the Parties are unable to resolve the dispute for any reason within 30 Business Days after the original notice of dispute was given, then either Party shall be entitled to pursue any remedies available at Law or in equity; provided, however, this Section 20.9 shall not limit a Party’s right to seek preliminary injunctive or other provisional judicial relief if, in its sole judgment, that action is necessary to avoid irreparable damage (including without limitation risks to the health of persons or to the environment) or to preserve the status quo or to avoid any applicable statute of limitations running. Despite that action the Parties will continue to participate in good faith in the procedures specified in this Section 20.9.
Section 20.10    Damage Waiver. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PERSON IN SHIPPER GROUP OR IN OPERATOR GROUP BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SPECIAL DAMAGES.
Section 20.11    No Third Party Beneficiaries. This Contract is for the sole and exclusive benefit of the Parties and their respective legal representatives, successors and permitted assigns, it being the intention of the Parties that no Third Party shall (a) be deemed a third-party beneficiary of this Contract, or (b) have any legal or equitable right, remedy or claim under this Contract.
Section 20.12    Captions. The captions in this Contract have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.

Section 20.13    Joint Preparation. The Parties stipulate and agree that this Contract shall be deemed and considered for all purposes as being prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation.
Section 20.14    Counterpart Execution. This Contract may be executed and delivered in two or more counterparts, each of which when executed and delivered shall be deemed an original for all purposes, and all of which taken together shall constitute one and the same instrument. Electronic copies of signatures and transmissions of a signed copy of this Contract shall be deemed an original and shall have the same valid and binding affect thereof.
Section 20.15    Entire Contract. This Contract, including the exhibits attached hereto, constitute the entire agreement and understanding between the Parties pertaining to the delivery, transportation or re-delivery of Crude Oil herein. This Contract shall govern in respect of all matters referred to herein and wholly replace and supersede any and all previous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the delivery, transportation, or re-delivery of Crude Oil herein.
[signatures on following page]

IN WITNESS WHEREOF, subject to the terms hereof the Parties have signed and delivered this Throughput and Deficiency Agreement effective as of the Effective Date.

Operator: DKL PERMIAN GATHERING, LLC	Shipper: LION OIL TRADING & TRANSPORTATION, LLC

By:	/s/ Odely Sakazi
Name:	Odely Sakazi
Title:	Senior Vice President

By:	/s/ Regina B. Jones
Name:	Regina B. Jones
Title:	Executive Vice President and General Counsel

By:	/s/ Frederec Green
Name:	Frederec Green
Title:	Executive Vice President and Chief Operating Officer

By:	/s/ Avigal Soreq
Name:	Avigal Soreq
Title:	Executive Vice President and Chief Commercial Officer

[Signature Page to Throughput and Deficiency Agreement]

EXHIBIT A
RECEIPT POINTS AND RE-DELIVERY POINT

Exhibit A to Throughput and Deficiency Agreement

EXHIBIT A-1
GATHERING SYSTEM RATES AND RE-DELIVERY SYSTEM RATES

Exhibit A-1 to Throughput and Deficiency Agreement

EXHIBIT A-2
UPDATE TO MDV
[Parties to update as necessary to reflect changes to the MDV.]

Exhibit A-2 to Throughput and Deficiency Agreement

EXHIBIT B
QUALITY SPECIFICATIONS

Exhibit B to Throughput and Deficiency Agreement

EXHIBIT C
DEEMED PROPOSED RECEIPT POINTS

Exhibit C to Throughput and Deficiency Agreement